UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 23, 2003

Date of Report (date of earliest event reported)

TIBCO Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a) Financial Statements of Business Acquired

1.	Audited Financial Statements of Talarian Corporation

Independent Auditor’s Report

Consolidated Balance Sheets as of September 30, 2001 and 2000

Consolidated Statements of Operations for the years ended September 30, 2001, 2000 and 1999

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Loss for the years ended September 30, 2001, 2000 and 1999

Consolidated Statements of Cash Flows for the years ended September 30, 2001, 2000 and 1999

Notes to Consolidated Financial Statements for the years ended September 30, 2001, 2000 and 1999

2.	Unaudited Financial Statements of Talarian Corporation

Condensed Consolidated Balance Sheets as of March 31, 2002 and September 30, 2001

Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2002 and 2001

Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2002 and 2001

(b) Pro Forma Financial Information

TIBCO Software Inc. Unaudited Pro Forma Condensed Combined Income Statement for the Year Ended November 30, 2002

(c) Exhibits

None

ITEM 7(a)  –  Financial Statements of Business Acquired

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Talarian Corporation:

We have audited the accompanying consolidated balance sheets of Talarian Corporation and subsidiary (the Company) as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2001. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talarian Corporation and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    KPMG LLP

Mountain View, California

October 26, 2001

TALARIAN CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,
	2001	2000
	(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS
Current assets:
Cash and cash equivalents	$24,461	$35,144
Short-term investments	28,041	32,594
Accounts receivable, net of allowance for doubtful accounts of $406 and $245 as of September 30, 2001 and 2000, respectively	3,380	2,873
Prepaid expenses and other current assets	1,438	1,011

Total current assets	57,320	71,622
Property and equipment, net	2,021	1,345
Goodwill and other intangible assets, net	2,150	5,577
Other assets	363	62

Total assets	$61,854	$78,606

LIABILITIES STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	270	730
Accrued payroll and related expenses	1,464	1,287
Other accrued expenses	2,063	1,471
Current portion of deferred revenue	3,135	3,078

Total current liabilities	6,932	6,566
Deferred rent	173	—
Deferred revenue, less current portion	792	1,401

Total liabilities	7,897	7,967

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized as of September 30, 2001 and 2000, respectively; nil issued or outstanding;	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 19,315,245 and 18,986,596 shares issued and outstanding as of September 30, 2001 and 2000, respectively	19	19
Additional paid-in capital	105,619	107,495
Treasury stock, 179,248 and 108,557 shares as of September 30, 2001 and 2000, respectively	(102)	(57)
Deferred stock compensation	(3,411)	(11,886)
Note receivable from stockholders	(100)	(100)
Accumulated deficit	(48,217)	(24,832)
Accumulated other comprehensive income:
Unrealized gain on investments	149	—
Total stockholders’ equity	53,957	70,639

Total liabilities and stockholders’ equity	$61,854	$78,606

See accompanying notes to consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
Licenses	$8,291	$10,553	$5,912
Maintenance	4,006	3,094	2,488
Professional services	2,566	2,204	640

Total revenue	14,863	15,851	9,040

Cost of revenue:
Licenses	146	240	164
Maintenance	1,304	864	595
Professional services	1,699	1,228	358
Amortization of deferred stock compensation	814	1,072	51

Total cost of revenue	3,963	3,404	1,168

Gross profit	10,900	12,447	7,872

Operating expenses:
Sales and marketing	12,877	9,219	5,321
Research and development	9,787	5,733	3,214
General and administrative	3,762	2,343	1,657
Amortization of deferred stock compensation:
Sales and marketing	1,794	3,136	365
Research and development	2,161	3,069	303
General and administrative	1,459	3,177	234
Acquired in-process research and development	—	—	300
Excess facilities cost	2,150	—	—
Amortization of goodwill and intangible assets	3,427	1,769	—

Total operating expenses	37,417	28,446	11,394

Loss from operations	(26,517)	(15,999)	(3,522)
Interest income (expense), net	3,194	994	(11)
Other expense	62	35	6

Net loss	(23,385)	(15,040)	(3,539)
Preferred stock dividends	—	(6,536)	(498)

Net loss attributable to common stockholders	$(23,385)	$(21,576)	$(4,037)

Basic and diluted net loss per share attributable to common Stockholders	$(1.27)	$(3.08)	$(1.30)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	18,467	7,005	3,099

See accompanying notes to consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	TREASURY STOCK	DEFERRED STOCK COMPENSATION	NOTE RECEIVABLE FROM DEFICIT	ACCUMULATED (DEFICIT)
	SHARES	AMOUNT
	(IN THOUSANDS, EXCEPT SHARE DATA)
BALANCES, SEPTEMBER 30, 1998	2,902,337	$3	$104	$—	$—	$—	$(8,984)
Issuance of common stock for acquisition of GlobalCast	605,000	1	3,629	—	—	—	—
Issuance of common stock in connection with stock option exercises	302,551	—	43	—	—	—	—
Accretion for dividends on redeemable preferred stock	—	—	—	—	—	—	(498)
Deferred stock compensation related to stock option grants	—	—	4,351	—	(4,351)	—	—
Amortization of deferred stock compensation	—	—	—	—	915	—	—
Nonemployee stock compensation	—	—	38	—	—	—	—
Net loss	—	—	—	—	—	—	(3,539)

BALANCES, SEPTEMBER 30, 1999	3,809,888	4	8,165	—	(3,436)	—	(13,021)
Issuance of common stock in connection with stock option exercises	1,892,953	2	724	—	—	(100)	—
Issuance of common stock in connection with cashless exercise of warrants	16,447	—	—	—	—	—	—
Issuance of common stock in connection with initial public offering, net	4,200,000	4	59,990	—	—	—	—
Issuance of common stock in connection with conversion of preferred stock	8,827,650	9	15,337	—	—	—	9,765
Beneficial conversion feature on issuance of Series D preferred stock	—	—	—	—	—	—	(5,719)
Accretion for dividends on redeemable preferred stock to date of conversion	—	—	—	—	—	—	(817)
Issuance of common stock for acquisition of WhiteBarn	348,215	—	4,179	—	(713)	—	—
Issuance of stock options for acquisition of WhiteBarn	—	—	746	—	—	—	—
Nonemployee stock compensation	—	—	515	—	—	—	—
Issuance of options in connection with office lease	—	—	163	—	—	—	—
Deferred stock compensation related to stock option grants	—	—	17,676	—	(17,676)	—	—
Amortization of deferred stock compensation	—	—	—	—	9,939	—	—
Repurchase of common stock	(108,557)	—	—	(57)	—	—	—
Net loss	—	—	—	—	—	—	(15,040)

BALANCES, SEPTEMBER 30, 2000	18,986,596	19	107,495	(57)	(11,886)	(100)	(24,832)
Issuance of common stock in connection with stock option exercises	103,438	—	40	—	—	—	—
Issuance of common stock in connection with cashless exercise of warrants	68,888	—	—	—	—	—	—
Issuance of common stock in connection with ESPP	227,014	—	331	—	—	—	—
Deferred stock compensation related to stock option cancellations	—	—	(2,247)	—	2,247	—	—
Amortization of deferred stock compensation	—	—	—	—	6,228	—	—
Repurchase of common stock	(70,691)	—	—	(45)	—	—	—
Unrealized gain on Investments	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(23,385)

BALANCES, SEPTEMBER 30, 2001	19,315,245	$19	$105,619	$(102)	$(3,411)	$(100)	$(48,217)

	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL STOCKHOLDER’S EQUITY DEFICIT	COMPREHENSIVE LOSS
	(IN THOUSANDS, EXCEPT SHARE DATA)
BALANCES, SEPTEMBER 30, 1998	$—	$(8,877)	$—
Issuance of common stock for acquisition of GlobalCast	—	3,630	—
Issuance of common stock in connection with stock option exercises	—	43	—
Accretion for dividends on redeemable preferred stock	—	(498)	—
Deferred stock compensation related to stock option grants	—	—	—
Amortization of deferred stock compensation	—	915	—
Nonemployee stock compensation	—	38	—
Net loss	—	(3,539)	(3,539)

BALANCES, SEPTEMBER 30, 1999	—	(8,288)	—
Issuance of common stock in connection with stock option exercises	—	626	—
Issuance of common stock in connection with cashless exercise of warrants	—	—	—
Issuance of common stock in connection with initial public offering, net	—	59,994	—
Issuance of common stock in connection with conversion of preferred stock	—	25,111	—
Beneficial conversion feature on issuance of Series D preferred stock	—	(5,719)	—
Accretion for dividends on redeemable preferred stock to date of conversion	—	(817)	—
Issuance of common stock for acquisition of WhiteBarn	—	3,466	—
Issuance of stock options for acquisition of WhiteBarn	—	746	—
Nonemployee stock compensation	—	515	—
Issuance of options in connection with office lease	—	163	—
Deferred stock compensation related to stock option grants	—	—	—
Amortization of deferred stock compensation	—	9,939	—
Repurchase of common stock	—	(57)	—
Net loss	—	(15,040)	(15,040)

BALANCES, SEPTEMBER 30, 2000	—	70,639	—
Issuance of common stock in connection with stock option exercises	—	40	—
Issuance of common stock in connection with cashless exercise of warrants	—	—	—
Issuance of common stock in connection with ESPP	—	331	—
Deferred stock compensation related to stock option cancellations	—	—	—
Amortization of deferred stock compensation	—	6,228	—
Repurchase of common stock	—	(45)	—
Unrealized gain on Investments	149	149	149
Net loss	—	(23,385)	(23,385)

BALANCES, SEPTEMBER 30, 2001	$149	$53,957	(23,236)

See accompanying notes to consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
	(IN THOUSANDS)
Cash flows from operating activities:
Net loss	$(23,385)	$(15,040)	$(3,539)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	940	467	455
Acquired in-process research and development	—	—	300
Provision for doubtful accounts	161	—	—
Amortization of goodwill and other intangible assets	3,427	1,769	—
Amortization of deferred stock compensation	6,228	9,939	915
Non-employee stock compensation	—	515	38
Changes in assets and liabilities:
Accounts receivable	(668)	(183)	(1,654)
Prepaid expenses and other assets	(728)	(455)	66
Accounts payable	(460)	524	97
Accrued payroll and related expenses	177	569	75
Other accrued expenses	592	1,026	(164)
Deferred rent	173	—	—
Deferred revenue	(552)	(502)	1,251

Net cash used in operating activities	(14,095)	(1,371)	(2,160)

Cash flows from investing activities:
Purchases of investments	(8,772)	(34,244)	—
Proceeds from sales of investments	13,474	1,650	—
Purchase of property and equipment	(1,616)	(1,198)	(341)
Cash acquired as part of GlobalCast acquisition	—	—	400
Acquisition of WhiteBarn, net of cash	—	(713)	—

Net cash provided by (used in) investing activities	3,086	(34,505)	59

Cash flows from financing activities:
Proceeds from issuance of common stock	371	60,620	43
Repurchase of common stock	(45)	(57)	—
Proceeds from debt	—	—	1,353
Proceeds from issuance of preferred stock, net	—	9,934	—
Payments on debt	—	(1,297)	(679)
Net cash provided by financing activities	326	69,200	717

Net increase (decrease) in cash and cash equivalents	(10,683)	33,324	(1,384)
Cash and cash equivalents at beginning of year	35,144	1,820	3,204

Cash and cash equivalents at end of year	$24,461	$35,144	$1,820

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$—	$87	$108

Noncash financing and investing activities:
Accretion for dividends on redeemable preferred stock	$—	$817	$498

Unrealized gain on investments	$149	$—	$—

Common stock and vested options issued for acquisition	$—	$4,212	$3,630

Deferred stock compensation	$(2,247)	$18,389	$4,351

Common stock issued in exchange for notes receivable	$—	$100	$—

Beneficial conversion feature on redeemable preferred stock	$—	$5,719	$—

Conversion of redeemable preferred stock	$—	$25,111	$—

See accompanying notes to consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001, 2000 AND 1999

(1)	NATURE OF OPERATIONS

Talarian Corporation (the Company) is a supplier of infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers, and customers. The Company’s products and services allow software applications to communicate across local or wide area networks, including private networks and the Internet. The benefits of the Company’s proprietary product SmartSockets are reduced development effort, time to market and maintenance costs. The Company markets and sells its software primarily through its direct sales organization, value-added resellers (VARs), and original equipment manufacturers (OEMs) in North America, the United Kingdom and Japan, and through distributors internationally outside of the United Kingdom and Japan.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Talarian Limited. All intercompany transactions and balances have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the Federal Deposit Insurance Corporation. As of September 30, 2001, cash equivalents consisted of money market accounts and auction rate instruments. As of September 30, 2000, cash equivalents consisted principally of money market accounts.

(d) Accounting for Certain Investments in Debt and Equity Securities

The Company classifies its investments in debt securities as available-for-sale. Available-for-sale securities are carried at fair market value. Any unrealized gains or losses are recorded within comprehensive income/loss as a component of stockholders’ equity. As of September 30, 2001, all investments were considered available-for-sale securities and consisted of the following (in thousands):

	COST	UNREALIZED GAIN/(LOSS)	ESTIMATED FAIR VALUE
Cash	$3,090	$—	$3,090
Money market funds	7,821	—	7,821
Market auction instruments	13,550	—	13,550
US government obligations	27,892	149	28,041

	$52,353	$149	$52,502

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

As of September 30, 2001, the investments were classified on the consolidated balance sheet as follows (in thousands):

Cash and cash equivalents	$24,461
Short-term investments	28,041

$52,502

As of September 30, 2000, all investments were considered available-for-sale securities and consisted of the following (in thousands):

COST AND ESTIMATED FAIR VALUE
Cash	$62
Money market funds	2,353
Commercial paper	47,282
Municipal bonds	12,350
US government obligations	5,691

$67,738

As of September 30, 2000, all of these investments had contractual maturities within one year. These investments were classified on the consolidated balance sheet as follows (in thousands):

Cash and cash equivalents	$35,144
Short-term investments	32,594

$67,738

(e) Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives of between three and five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

(f) Goodwill and Other Intangible Assets

Goodwill and other intangible assets, primarily comprising acquired technology, are being amortized on a straight-line basis over their estimated useful lives ranging from two to four years.

(g) Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(h) Derivative investments and Hedging Activities

The Company has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.” As amended by SFAS 138, SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities and requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet and measure them at fair value. Gains and losses resulting from change in fair value would be accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To date, the Company has not entered into any investments in derivative instruments and has not engaged in any hedging activities.

(i) Revenue Recognition

The Company has adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the vendor specific objective evidence of the fair value.

The Company licenses its products to end-user customers, OEMs and VARs. Software license revenue is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable, collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. The Company has established sufficient vendor-specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support, or both. However, the entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless the Company has sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require the Company to deliver unspecified additional products or in arrangements in which the Company grants a time-based license, bundled with post contract support, for a period of one year or less are deferred and recognized ratably over the term of the contract. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed. Contract software revenue related to arrangements to maintain the compatibility of the Company’s software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in which the Company earns a royalty based on a specified percentage of OEM sales to end users incorporating the Company’s software is recognized upon delivery to the end user. Nonrefundable royalty fees received by the Company from OEM customers are recognized as long as all other conditions of SOP 97-2, as amended, have been satisfied.

Professional services revenue consists of fees for services including integration of software, application development, training and software installation. The Company bills professional services fees either on a time and materials basis or on a fixed-price schedule. The Company generally recognizes professional services fees as the services are performed. The Company’s customers typically purchase maintenance agreements annually, and we price maintenance based on a percentage of the product license fee. The Company recognizes revenue from maintenance and support agreements ratably over the term of the agreements, which is typically one year.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(j) Cost of Revenue

Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, and the cost of production media used to deliver the Company’s products. Cost of maintenance revenue primarily represents salaries and related expenses for technical support operations and an allocation of the Company’s facilities, communications and depreciation expenses and attributable stock compensation cost. Cost of professional services revenue includes salaries and related expenses for consulting services, implementation and training services, costs of contracting with third parties to provide consulting services to customers and an allocation of the Company’s facilities, communications and depreciation expenses and attributable stock compensation cost.

(k) Software Development Costs

Costs related to research, design and development of products are charged to research and development expenses as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company’s products and general release of these products have coincided. As a result, the Company has not capitalized any software development costs since these costs have not been significant.

The Company has adopted the Emerging Issues Task Force (the “EITF”) published consensus on Issue No. 00-2 “Accounting for Web Site Development Costs,” which requires that costs incurred during the development of web site applications and infrastructure, involving developing software to operate the web site, including graphics that affect the “look and feel” of the web page and all costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86. “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

(m) Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amounts for cash and cash equivalents, investments, accounts receivable, and other financial instruments approximate fair value due to their short maturities.

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents, investments and accounts receivable. At September 30, 2001, cash equivalents consisted of money market accounts and auction rate instruments. Short-term investments at September 30, 2001 consisted of government obligations. As of September 30, 2000, the Company’s cash and cash equivalents, which consisted of money market accounts, were on deposit with a commercial bank. The Company sells its software products to large well-established companies throughout the world, directly and through distributors, and generally does not require collateral on accounts receivable.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(n) STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual awards consistent with the method described in FASB Interpretation No. 28. Pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company discloses the pro forma effect of using the fair value method of accounting for employee stock-based compensation arrangements. See Note 7(g).

For nonemployees, the Company computes the fair value of the stock-based compensation in accordance with SFAS No. 123.

(o) ADVERTISING EXPENSE

Advertising costs are expensed as incurred. In fiscal 2001, 2000, and 1999, advertising expense was $1.3 million, $946,000, and $147,000, respectively.

(p) FOREIGN CURRENCY TRANSACTIONS

The functional currency of the Company’s foreign subsidiary is the U.S. dollar. Accordingly, monetary assets and liabilities in this entity are remeasured at exchange rates in effect as of each reporting date. Nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during each such period. Remeasurement adjustments and transaction gains and losses are recognized in the statements of operations in the period of occurrence and have not been significant to date.

(q) COMPREHENSIVE INCOME

Total comprehensive loss includes, in addition to net loss, unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders’ equity (deficit) on the consolidated balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company’s accumulated other comprehensive income shown on the consolidated balance sheets consists of unrealized investment holding gains and losses which are not adjusted for income taxes. For the years ended September 30, 2001, 2000, and 1999, the Company had $149,000, $ nil, and $ nil of other comprehensive income (loss) which was recorded as a component of stockholders’ equity.

(r) NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic net loss per share attributable to common stockholders is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share attributable to common stockholders is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the “as-if-converted” basis. The following potential common shares have been excluded from the computation of diluted net loss per share attributable to common stockholders for all periods presented because the effect would have been antidilutive.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
Shares issuable under stock options	808,302	2,665,573	1,773,604
Shares of restricted stock subject to repurchase	425,273	960,760	—
Shares issuable pursuant to warrants to purchase common Stock	17,367	97,367	162,985
Shares of redeemable convertible preferred stock on an “as-if-converted” basis	—	—	7,239,827

The weighted-average exercise price of common stock options outstanding was $3.31, $3.55, and $0.17 for the years ended September 30, 2001, 2000, and 1999, respectively. The weighted-average exercise price of unvested common stock subject to repurchase was $0.39 for the year ended September 30, 2001. The weighted-average exercise price of warrants to purchase common stock was $0.90, $0.67 and $0.77 for the years ended September 30, 2001, 2000 and 1999, respectively.

(s) RECENT ACCOUNTING PRONOUNCEMENTS

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations,” and Statement of Financial Accounting Standards No. 142, (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS No. 141 addresses the accounting for and reporting of business combinations.

SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting for acquisitions, and eliminates the use of the pooling-of-interests method. SFAS 141 is effective for all business combinations initiated after June 30, 2001. The Company believes SFAS No. 141 will not have a material effect on its consolidated financial statements.

SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of the SFAS 142. For goodwill acquired by June 30, 2001, SFAS 142 is effective for all fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject to immediate adoption of SFAS 142. As of September 30, 2001, the Company had recorded goodwill and intangibles of $2.1 million. The Company believes SFAS No. 141 will not have a material effect on its consolidated financial statements.

On August 16, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations.” SFAS 143 addresses financial accounting requirements for retirement obligations associated with retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS 143 requires a company to record the fair value of an asset retirement obligation in the period in which it is incurred. When the retirement obligation is initially recorded, the company also records a corresponding increase to the carrying amount of the related tangible long-lived asset and depreciates that cost over the useful life of the tangible long-lived asset. The retirement obligation is increased at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. Upon settlement of the retirement obligation, the company either settles the retirement obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. Accordingly, SFAS 143 will be effective for the Company beginning October 1, 2001. The Company is currently in the process of evaluating the impact, if any, SFAS 143 will have on its financial position or results of operations.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, (“SFAS 144”) Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of”, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 establishes a single accounting model for impairment or disposal by sale of long-lived assets. The company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	SEPTEMBER 30,
	2001	2000
Computer equipment and software	$3,270	$3,206
Furniture and equipment	493	323
Leasehold improvements	506	34

	4,269	3,563
Less accumulated depreciation and amortization	2,248	2,218

	$2,021	$1,345

(4) ACQUISITIONS

In September 1999, we acquired substantially all of the assets of GlobalCast, a provider of reliable multicast technology, for common stock with an aggregate value of $3.6 million. The acquisition was accounted for using the purchase method of accounting in accordance with APB Opinion No. 16, and $300,000 of the purchase price was allocated to in-process research and development and expensed at the time of the acquisition. Also, in connection with the GlobalCast acquisition, we recorded intangible assets of $2.9 million. During the quarter ended June 30, 2001, we recorded a charge of $1.2 million to reflect the impairment of intangibles and other assets, primarily related to our goodwill associated with our acquisition of GlobalCast.

On March 13, 2000, the Company acquired WhiteBarn, Inc. (WhiteBarn), a privately held company in Chicago, Illinois. WhiteBarn is a software consulting and development company. The Company issued 348,215 shares of its common stock and cash of approximately $581,000 for all outstanding WhiteBarn stock, and issued 71,783 fully vested stock options for all outstanding options of WhiteBarn. An escrow has been established for 59,490 of the issued shares, which will be released contingent upon the continued employment of one of WhiteBarn’s officers. The transaction has been accounted for as a purchase. The purchase price of approximately $4,940,000 was allocated $515,000 to acquired net tangible assets and $4,425,000 to intangible assets including goodwill.

(5) COMMITMENTS AND CONTINGENCIES

(a) LEASE COMMITMENTS

The Company leases approximately 16,000 square feet and 13,000 square feet in two office buildings located in Los Altos, California under two separate lease agreements that expire in May 2005 and December 2005, respectively. The Company leases a total of approximately 13,000 square feet in a single office building

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

in Warrenville, Illinois under a lease that expires in December 2005. The Company also leases office space in London, England and in various cities in the United States and internationally to support its sales and marketing personnel worldwide. These facilities are generally leased on a month-to-month basis or have terms that end in 12 months or less. Rent expense charged to operations was $3.3 million, $798,000, and $531,000 for the years ended September 30, 2001, and 2000, and 1999, respectively. Included in the $3.3 million expense for the year ended September 30, 2001 is an accrual of $1.3 million in excess facility lease costs, of which $907,000 and $392,000 represent future minimum lease commitments in fiscal years 2002 and 2003 respectively. Future minimum lease payments under noncancelable operating leases as of September 30, 2001, are as follows (in thousands):

Year Ending September 30,
2002	$2,416
2003	2,241
2004	2,220
2005	1,943
2006	347

Total minimum lease payments	$9,167

(b) LEGAL ACTIONS

On August 10, 2001 a stockholder class action complaint was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and three underwriters of the Company’s initial public offering. The complaint was brought on behalf of purchasers of Common Stock between July 20, 2000 and December 6, 2000. The complaint has been brought as a purported stockholder class action under Sections 11 and 15 of the Securities Act and Section 10(b) of the Securities Exchange Act. The complaint alleges, among other things, that the Company and the individual defendants named in the complaint violated the federal securities laws by issuing and selling its Common Stock in its initial public offering without disclosing to investors that certain of the underwriters in the offering allegedly solicited and received excessive and undisclosed commissions from certain investors. Similar complaints have been filed against a number of other companies that had initial public offerings in 1999 and 2000. The Company has not yet responded to this lawsuit, and no discovery has been conducted. The Company believes that the allegations in this action are without merit, and intends to defend against this action vigorously. Any legal proceeding is subject to inherent uncertainty, and it is not possible to predict how the court will rule. Therefore, it is the position of the Company’s management based on a review, including a review by outside counsel, that it is not possible to estimate the amount of a probable loss, if any, to the Company that might result from some adverse aspects of a judgment in this complaint. Accordingly, no provision for this matter has been made in the Company’s consolidated financial statements.

In addition, from time to time, we may be involved in other litigation relating to claims arising out of our operations in the normal course of business. As of the date of this Annual Report on Form 10-K, none of these legal proceedings are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition, operating results or cash flow.

(6) BORROWINGS AND DEBT

The Company has a credit facility available from a financial institution for working capital, collateralized by accounts receivable and other assets of the Company. Under the facility, the Company may borrow up to the lesser of $2,000,000 or 75% of eligible accounts receivable. Borrowings would bear interest at prime rate plus 0.25%. Under the facility, which was renewed on February 22, 2001 and expires on February 22, 2002, if

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

the Company has any amounts outstanding the Company is required to maintain certain financial ratios, and its losses may not exceed certain quarterly amounts. As of September 30, 2001 and 2000, the Company had no amounts outstanding under this facility.

(7) STOCKHOLDERS’ EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

(a) INITIAL PUBLIC OFFERING

On July 20, 2000, the Company completed an IPO of 4,200,000 shares of its common stock at a price of $16.00 per share and received net proceeds of approximately $59,994,000.

(b) REINCORPORATION

On July 10, 2000, the Company completed its reincorporation in the State of Delaware. The accompanying financial statements reflect this reincorporation, and the resulting recognition of par value for all periods presented.

(c) COMMON STOCK

The Company has authorized 50,000,000 shares of common stock. Each share of common stock has voting rights of one vote per share.

(d) REDEEMABLE CONVERTIBLE PREFERRED STOCK

Since inception the Company issued 8,920,970 shares of convertible preferred stock. All outstanding convertible preferred stock automatically converted into Common Stock upon the completion of the Company’s initial public offering. Conversion of the Series A, C and D preferred stock was on a 1:1 basis; conversion of the Series B preferred stock was on a 1:1.04204 basis.

In February 2000, the Company issued 1,571,055 shares of Series D preferred shares on which a beneficial conversion feature arose, due to the difference at the issuance date between the issuance price for the shares ($6.36 per share) and their underlying fair value ($10.00 per share). The beneficial conversion totaling $5,719,000 was recorded in the financial statements as analogous to a preferred stock dividend and accordingly recognized as a component of net loss attributable to common stockholders.

Following the completion of the Company’s Initial Public Offering (IPO), and the automatic conversion of all the Company’s preferred shares into common shares, the amounts relating to the beneficial conversion, together with cumulative accrued dividends on the preferred shares totaling $9.8 million were reclassified from retained deficit to additional paid in capital.

(e) STOCK OPTION PLANS

The number of shares of common stock reserved for issuance under the 1998 Equity Incentive Plan (the Incentive Plan) is 2,800,000. Under the Incentive Plan, the Board of Directors may grant options to selected employees, officers, directors, and consultants of the Company at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that nonqualified options may be granted at 85% of this fair market value and option grants to a 10% stockholder will not be less than 110% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratably over four years. Unexercised options expire 90 days after termination of employment from the Company.

The number of shares of common stock reserved for issuance under the 1991 Stock Option Plan (the Stock Plan) is 2,050,000. Under the Stock Plan, the Board of Directors may grant either incentive or nonqualified stock options to key employees, consultants, directors and officers to purchase common stock at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

nonqualified options may be granted at 85% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratably over four years. Unexercised options expire 90 days after termination of employment from the Company.

The Company has the right to repurchase any unvested stock purchased at the original issuance cost upon the termination of the purchaser’s employment. The Company’s repurchase right lapses ratably over four years. Prior to September 30, 2001, the Company issued 1,279,171 shares that are subject to repurchase. As of September 30, 2001, 179,248 of these shares had been repurchased and 674,605 had vested, leaving 425,318 shares still subject to repurchase at a weighted-average price of $0.39 per share. Of the restricted shares, 100,000 were issued to an employee of the Company for a full recourse promissory note with an interest rate of 6.45% and term of 5 years.

In March 2000, the Company’s Board of Directors approved, subject to stockholder approval, the 2000 Equity Incentive Plan (the 2000 Plan). The Company has reserved 3,000,000 shares of common stock for issuance under the 2000 Plan. The number of shares reserved under the 2000 Plan will automatically be increased on January 1 of each year, commencing in 2001, by an amount equal to 5% of the shares outstanding as of the immediately preceding December 31. The increase in reserved shares as of January 1, 2001 was 948,822 shares. If not terminated earlier, the 2000 Plan will terminate in March 2010.

Under the 2000 Plan, the exercise price of all incentive stock options will be at least 100% of the stock’s fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

Under the 2000 Plan, options generally will expire after ten years. However, the term of the options must be limited to five years in the case of an incentive stock option granted to an option holder representing more than 10% of the voting power of all classes of stock.

Options granted under the 2000 Plan generally become exercisable at the rate of 12.5% of the total number of shares subject to the options on the date six months from the grant date, and 2.083% of the total number of shares subject to the options each month thereafter.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

A summary of the status of the Company’s options under the Incentive Plan and the Stock Plan is as follows:

	YEAR ENDED SEPTEMBER 30, 2001		YEAR ENDED SEPTEMBER 30, 2000		YEAR ENDED SEPTEMBER 30, 1999
	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding at beginning of period	2,665,573	$3.55	1,773,604	$0.17	1,277,676	$0.14
Granted	1,096,910	4.01	2,994,783	3.41	1,080,500	0.20
Exercised	(103,438)	0.38	(1,892,953)	0.38	(302,551)	0.14
Canceled	(940,535)	5.13	(209,861)	1.48	(282,021)	0.16

Outstanding at end of period	2,718,510	$3.31	2,665,573	$3.55	1,773,604	$0.17

Options exercisable at end of period	808,302	$3.30	420,932	$1.75	554,431	$0.14

Weighted-average fair value of options granted during the period with exercise prices equal to fair value at date of grant	1,096,910	$4.01	186,000	$12.69
Weighted-average fair value of options granted during the period with exercise prices less than fair value at date of grant	—	—	2,808,783	$8.51	1,080,500	$4.10

The options outstanding and currently exercisable by exercise price at September 30, 2001 were as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	NUMBER OF SHARES	WEIGHTED- AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)	WEIGHTED- AVERAGE EXERCISE PRICE
EXERCISE PRICES				NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
$ 0.15 to 0.20	153,267	7.69	$0.20	44,211	$0.20
1.00 to 1.83	1,025,854	8.68	1.22	315,258	1.01
2.06 to 3.78	1,014,606	8.84	3.05	284,122	3.16
4.94 to 5.63	260,783	8.99	5.12	81,469	5.09
9.00	82,000	8.79	9.00	24,120	9.00
12.06 to 16.00	182,000	8.94	13.92	59,122	13.68

	2,718,510	8.73	$3.31	808,302	$3.30

As of September 30, 2001, there were 4,089,664 additional shares available for grant under the 2000 Plan.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(f) 2000 Employee Stock Purchase Plan

In March 2000, the Company’s Board of Directors approved, subject to stockholder approval, the 2000 Employee Stock Purchase Plan (the Purchase Plan) and reserved a total of 300,000 shares of common stock for issuance under the Purchase Plan. The number of shares reserved for issuance under the Purchase Plan will automatically increase on January 1 of each year commencing in 2001 by an amount equal to 1% of the total shares outstanding on the immediately preceding December 31. The increase in reserved shares effective January 1, 2001 was 189,764.

Generally, each offering period will be 24 months in length. The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee’s base salary, commissions and bonus. The purchase price will be equal to the lower of 85% of the fair market value of the common stock (i) at the beginning of the applicable offering period or (ii) at the end of the applicable purchase period.

As of September 30, 2001, 227,014 shares have been issued under the Purchase Plan and 262,750 shares were reserved for future issuances under the plan.

(g) Stock-Based Compensation

The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted from October 1, 1998 to July 20, 2000. With respect to the stock options granted in the period from October 1, 1998 to July 20, 2000, the Company recorded deferred stock compensation of $22.1 million for the difference at the grant or issuance date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of the September 30, 2001 balance of deferred stock compensation for the fiscal years ended 2002, 2003, and the nine months ended June 30, 2004, is expected to approximate $2.439 million, $899,000, and $73,000, respectively.

Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company’s stock-based compensation plans, net loss attributable to common stockholders, and basic and diluted net loss per share attributable to common stockholders would have been as follows (in thousands, except per share data):

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
Net loss attributable to common stockholders (in thousands):
As reported	$(23,385)	$(21,576)	$(4,037)
Pro forma	(27,323)	(22,591)	(4,051)
Basic and diluted net loss per share attributable to common stockholders:
As reported	$(1.27)	$(3.08)	$(1.30)
Pro forma	$(1.48)	$(3.22)	$(1.30)

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The fair value of each option grant was estimated on the date of grant using the minimum value method prior to the IPO and the Black Scholes Option Pricing model after the IPO with the following assumptions, no dividends and the following risk-free interest rates, expected lives and volatilities:

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
Risk-free interest rate	4.82%	6.37%	5.56%
Expected life	3.5 years	3.6 years	3.5 years
Volatility	127%	161%	—

The weighted-average expected life was calculated based on the vesting period and the expected exercise behavior. Stock options issued generally vest at a rate of 12.5% upon the six month anniversary of the option grant date and 2.083% each month thereafter for the next 42 months. The risk-free interest rate was calculated in accordance with the grant date and expected life.

(h) Warrants

Prior to 1993, the Company granted warrants to purchase an aggregate of 135,140 and 33,334 shares of Series A and B preferred stock, respectively. The Series A warrants are exercisable at prices of $0.63 and $0.80 per share and all of the Series B warrants are exercisable at $0.90 per share. The Series A and B warrants are immediately exercisable and expire in the years 2000 through 2002. These warrants were issued to a number of individuals and a bank in consideration for the provision of cash advances and a line of credit, respectively, necessary to fund the Company’s working capital requirements during the early years following its formation. At the closing of the Company’s IPO, these warrants became exercisable for common stock. At September 30, 2001, warrants to purchase an aggregate of 17,367 shares of common stock remained outstanding with a weighted average exercise price of $0.90 per share. The Company has reserved 17,367 shares of common stock for issuance upon the exercise and conversion of these warrants. The value of these warrants, computed using the Black-Scholes option pricing model, was not significant.

(8) SEGMENT INFORMATION

The Company adopted SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, for the year ended September 30, 1999. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations.

The Company maintains significant operations in the United States, with direct sales and marketing offices located in the United Kingdom and other European cities. The Company does not measure net revenue by geographical area, and accordingly no analysis has been provided. There were no significant assets maintained by the Company outside the United States for the years ended September 30, 2001, 2000 or 1999.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Therefore, the Company has determined that it operates in a single operating segment: real-time infrastructure software. Disaggregated information on its products and services is as follows (in thousands):

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
Revenue:
Licenses	$8,291	$10,553	$5,912
Maintenance	4,006	3,094	2,488
Professional services	2,566	2,204	640

Total revenue	$14,863	$15,851	$9,040

Revenue from sales made to customers in Europe aggregated 14%, 15%, and 22% for the years ended September 30, 2001, 2000 and 1999, respectively, and 10% represent a combination of export sales made from the United States to European customers and sales originated by the United Kingdom sales subsidiary to European customers. The primary geographic location of customers by country were the United Kingdom, France and Germany. Revenue from sales in the United Kingdom was 10% in the year ended September 30, 2001.

One customer accounted for 13%, 6%, and 12% of total revenue for the fiscal years ended September 30, 2001, 2000 and 1999, and 4% of accounts receivable outstanding as of September 30, 2001. No other customer accounted for more than 10% of total revenue or accounts receivable for any of the last three fiscal years.

(9) INCOME TAXES

Income tax expense for the year ended September 30, 2001, September 30, 2000, and September 30, 1999 consisted of:

	2001	2000	1999
Current
Federal tax	$—	$—	$—
State tax	22	2	2
Foreign tax	28	11	4

Total current tax expense	50	13	6
Deferred
Federal tax	—	—	—
State tax	—	—	—
Foreign tax	—	—	—

Total tax expense	$50	$13	$6

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The September 30, 2001, September 30, 2000 and September 30, 1999 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	2001	2000	1999
Federal tax at statutory rate	$(7,934)	$(5,111)	$(1,127)
State income tax, no federal benefit	22	2	2
Foreign tax	28	—	—
Amortization of stock compensation	2,118	3,553	253
Amortization of goodwill and intangibles	935	494	—
Other	16	18	10
Net operating loss and credits not currently benefited	4,865	1,057	868

Total tax provision	$50	$13	$6

As of September 30, 2001 and September 30, 2000, the types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set forth below (in thousands):

	2001	2000
Deferred tax assets:
Depreciation	$—	$185
Intangibles	—	—
Accrued liabilities	96	336
Allowance for doubtful accounts	106	96
Net operating loss carryforwards	7,331	7,331
Research and development and other credits	1,441	2,773
Deferred revenues	312	570

Gross deferred tax assets	9,340	4,754
Valuation allowance	(9,040)	(4,052)

Total deferred tax assets	300	702
Deferred tax liabilities:
Depreciation	(53)	—
Intangibles	(247)	(702)

Total deferred tax liabilities	(300)	(702)
Net deferred tax asset (liability)	$—	$—

Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets for the years ended September 30, 2001 and September 30, 2000 was an increase of $5.0 million and a decrease of $78,000 respectively.

As of September 30, 2001, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $21.1 million and $1.6 million, respectively, available to offset income in future years. The federal net operating loss carryforwards expire from 2007 through 2021. The California net operating loss carryforwards expire from 2001 through 2006.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

As of September 30, 2001, the Company had research and experimentation credit carryforwards for federal and California income tax purposes of approximately $791,000 and $603,000 available to reduce future income taxes. The federal research credit carryforwards expire in various years from 2005 through 2021. The California research credit carries forward indefinitely until utilized. California has a manufacturing investment credit of $16,000. In addition, the Company had $7,000 and $4,000 of tax credit carryforwards related to the Alternative Minimum Tax (AMT) for federal and state purposes, respectively. The federal and state AMT credit carries forward indefinitely until utilized.

Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code.

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly supplemental unaudited consolidated financial information for the years ended September 30, 2001 and 2000 are as follows (in thousands, except per share data):

	FISCAL QUARTERS
	FIRST	SECOND	THIRD	FOURTH
FOR THE YEAR ENDED SEPTEMBER 30, 2001
Net sales	$3,417	$4,123	$2,773	$4,550
Gross Profit	2,505	3,066	1,793	3,536
Net Loss	(6,222)	(5,493)	(6,623)	(5,047)
Basic and diluted loss per common share	$(0.34)	$(0.30)	$(0.36)	$(0.27)
Shares used to compute basic and diluted loss per common share	18,168	18,391	18,558	18,752
FOR THE YEAR ENDED SEPTEMBER 30, 2000
Net sales	$2,794	$3,634	$4,442	$4,981
Gross Profit	2,392	2,930	3,209	3,916
Net Loss	(2,157)	(9,622)	(5,321)	(4,476)
Basic and diluted loss per common share	$(0.57)	$(2.20)	$(0.99)	$(0.30)
Shares used to compute basic and diluted loss per common share	3,813	4,366	5,350	14,949

During the fourth quarter ending September 30, 2001, the Company recorded a $1.3 million accrual for excess facility lease costs. The amount represents expenses related to real estate commitments in excess of projected needs. There were no similar expenses in prior years. The lease accrual covers a period of 19 months out of the remaining lease term of 33 months.

TALARIAN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2002	September 30, 2001
Assets
Current assets:
Cash and cash equivalents	$44,590	$24,461
Short-term investments	5,027	28,041
Accounts receivable, less allowance for doubtful accounts	4,733	3,380
Prepaid expenses and other assets	781	1,438

Total current assets	55,131	57,320

Property and equipment, net	1,605	2,021
Goodwill and other intangible assets, net	1,392	2,150

Other long-term assets	151	363

Total assets	$58,279	$61,854

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$154	$270
Accrued payroll and related expenses	1,828	1,464
Other accrued expenses	1,695	2,063
Current portion of deferred revenue	4,959	3,135

Total current liabilities	8,636	6,932
Deferred rent	218	173
Deferred revenue, less current portion	522	792

Total liabilities	9,376	7,897

Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	105,932	105,619
Treasury stock	(119)	(102)
Deferred stock compensation	(1,914)	(3,411)
Note receivable from stockholder	(100)	(100)
Accumulated deficit	(54,942)	(48,217)
Accumulated other comprehensive income:
Unrealized gain on investments	27	149

Total stockholders’ equity	48,903	53,957

Total liabilities and stockholders’ equity	$58,279	$61,854

The accompanying notes are an integral part of the condensed consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2002	2001	2002	2001
Revenue:
Licenses	$3,666	$2,488	$6,426	$4,510
Maintenance	1,456	929	3,055	1,767
Professional services	860	706	1,150	1,262

Total revenue	5,982	4,123	10,631	7,539

Cost of revenue:
Licenses	(4)	1	73	19
Maintenance	260	355	602	724
Professional services	259	489	503	725
Amortization of deferred stock compensation	91	212	201	500

Total cost of revenue	606	1,057	1,379	1,968

Gross profit	5,376	3,066	9,252	5,571

Operating expenses:
Sales and marketing	2,615	3,507	5,355	6,980
Research and development	2,379	2,644	4,601	5,436
General and administrative	3,231	1,115	4,636	2,086
Amortization of deferred stock compensation:
Sales and marketing	107	617	238	1,428
Research and development	279	568	612	1,290
General and administrative	173	428	383	897
Amortization of goodwill and intangible assets	379	608	758	1,215

Total operating expenses	9,163	9,487	16,583	19,332

Loss from operations	(3,787)	(6,421)	(7,331)	(13,761)
Interest income and other, net	202	928	606	2,046

Net loss	$(3,585)	$(5,493)	$(6,725)	$(11,715)

Basic and diluted net loss per share	$(0.19)	$(0.30)	$(0.35)	$(0.64)

Shares used in computing basic and diluted net loss per share	19,100	18,391	19,016	18,280

The accompanying notes are an integral part of the condensed consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2002	2001
Cash flows from operating activities:
Net loss	$(6,725)	$(11,715)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	476	427
Amortization of goodwill and other intangible assets	758	1,215
Amortization of deferred stock compensation	1,434	4,115
Change in allowance for doubtful accounts	55	186
Changes in operating assets and liabilities:
Accounts receivable	(1,408)	(1,320)
Prepaid expenses and other assets	868	(399)
Accounts payable	(116)	160
Accrued payroll and related expenses	364	67
Other accrued expenses	(368)	(934)
Deferred rent	45	—
Deferred revenue	1,555	2

Net cash used in operating activities	(3,062)	(8,196)

Cash flows from investing activities:
Sale and maturity of short-term investments	34,942	8,995
Purchases of short-term investments	(12,050)	—
Purchases of property and equipment	(60)	(1,335)

Net cash provided by investing activities	22,832	7,660

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance cost	377	215
Repurchase of common stock	(18)	(20)

Net cash provided by financing activities	359	195

Net increase (decrease) in cash and cash equivalents	20,129	(341)
Cash and cash equivalents at beginning of period	24,461	35,144

Cash and cash equivalents at end of period	$44,590	$34,803

The accompanying notes are an integral part of the condensed consolidated financial statements.

TALARIAN CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance, not only with accounting principles generally accepted in the United States of America for interim financial information but also with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes necessary for a complete presentation of the financial statements in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2002, and the results of its operations and cash flows for the interim periods ended March 31, 2002 and 2001. These financial statements should be read in conjunction with the Company’s audited financial statements as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001, including notes thereto, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2001. The condensed consolidated balance sheet at September 30, 2001 has been derived from the audited financial statements as of that date.

The results of operations for the interim periods ended March 31, 2002 and 2001 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending September 30, 2002.

Note 2: Accumulated Other Comprehensive Income (Loss)

Total comprehensive loss includes, in addition to net loss, unrealized gains and losses excluded from the consolidated and combined statements of operations that are recorded directly into a separate section of stockholders’ equity (deficit) on the consolidated balance sheets. These unrealized gains and losses are referred to as other comprehensive income (loss). The Company’s accumulated other comprehensive income shown on the consolidated balance sheets consists of unrealized investment holding gains and losses which are not adjusted for income taxes. For the quarters ended March 31, 2002 and 2001, the Company had $27,000 and a negligible amount, respectively, of other comprehensive income (loss) which was recorded as a component of stockholders’ equity.

Note 3: Cash and Cash Equivalents and Short-term Investments

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the Federal Deposit Insurance Corporation. As of March 31, 2002 and September 30, 2001, cash equivalents consisted primarily of money market accounts and auction rate instruments.

The Company classifies its investments in debt securities as available-for-sale and as such these investments are classified as short-term investments. Any unrealized gains or losses are recorded as a component of other comprehensive income (loss) as a component of stockholders’ equity.

Note 4: Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase. Diluted net loss per share attributable to common stockholders is computed using the weighted-average number of shares of common stock outstanding plus, when dilutive, potential shares of restricted common stock subject to repurchase and common stock from exercise of options and warrants, using the treasury stock method, and from convertible securities on an “as if converted” basis. The following potential shares of common stock have been excluded from the computation of diluted net loss per share attributable to common stockholders for all periods presented because the effect would have been antidilutive:

	March 31,
	2002	2001
Shares issuable under stock options	2,752,075	710,850
Shares of restricted stock subject to repurchase	274,751	621,276
Shares issuable pursuant to warrants to purchase common stock	17,367	17,367

The weighted-average exercise price of stock options outstanding was $3.04 and $3.95 as of March 31, 2002 and 2001, respectively. The weighted-average purchase price of restricted stock subject to repurchase was $0.37 and $0.41 as of March 31, 2002 and 2001, respectively. The weighted-average exercise price of outstanding warrants to purchase common stock was $0.90 and $0.90 as of March 31, 2002 and 2001, respectively.

Note 5: Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. The Company did not have any ownership in any variable interest entities as of March 31, 2002.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 is not effective for the periods presented.

Note 6: Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Note 7 Balance Sheet Components

Intangible Assets

In September 1999, the Company acquired substantially all of the assets of GlobalCast, a provider of reliable multicast technology, for common stock with an aggregate value of $3.6 million. In connection with the GlobalCast acquisition, the Company recorded intangible assets of $2.9 million. During the quarter ended June 30, 2001, the Company recorded a charge of $1.2 million to reflect the impairment of intangibles and other assets, primarily related to our goodwill associated with our acquisition of GlobalCast.

On March 13, 2000, the Company acquired WhiteBarn, Inc. for total consideration of approximately $4.9 million. Approximately $4.4 million of the purchase price was allocated to intangible assets including goodwill. The goodwill and intangible assets acquired in connection with the acquisition of WhiteBarn are being amortized on a straight-line basis over their estimated useful lives of between two and three years.

The following is a summary of reported net income (loss) and net income (loss) per share as adjusted to exclude amortization of goodwill and assembled workforce for the period indicated (in thousands, except per share amounts):

	Three Months Ended,		Six Months Ended,		Year Ended,
	March 31, 2002	March 31, 2001	March 31, 2002	March 31, 2001	September 30, 2001	September 30, 2000
Reported net income (loss)	$(3,585)	$(5,493)	$(6,725)	$(11,715)	$(23,385)	$(21,576)
Goodwill amortization	250	475	499	951	2,805	1,403
Assembled workforce amortization	29	29	58	58	117	58

Adjusted net income (loss)	$(3,306)	$(4,989)	$(6,168)	$(10,706)	$(20,463)	$(20,115)

Basic earnings per share:
Reported net income	$(0.19)	$(0.30)	$(0.35)	$(0.64)	$(1.27)	$(3.08)
Goodwill amortization	0.01	0.03	0.03	0.05	0.15	0.20
Assembled workforce amortization	—	—	—	—	0.01	0.01

Adjusted net income (loss)	$(0.18)	$(0.27)	$0.32	$(0.59)	$(1.11)	$(2.87)

Diluted earnings per share:
Reported net income	$(0.19)	$(0.30)	$(0.35)	$(0.64)	$(1.27)	$(3.08)
Goodwill amortization	0.01	0.03	0.03	0.05	0.15	0.20
Assembled workforce amortization	—	—	—	—	0.01	0.01

Adjusted net income (loss)	$(0.18)	$(0.27)	$(0.32)	$(0.59)	$(1.11)	$(2.87)

The following is a summary of the aggregate goodwill and acquired intangible assets amortization expense for the periods indicated (in thousands):

Amount
Three months ended, March 31, 2002	$379
Three months ended, March 31, 2001	$608
Six months ended, March 31, 2002	$758
Six months ended, March 31, 2001	$1,215
Year ended, September 30, 2001	$3,427
Year ended, September 30, 2000	$1,769

Note 8 Segment Information

The Company has adopted SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes segments within the Company for making operating decisions and assessments of financial performance.

The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying condensed consolidated statements of operations. The Company has determined that it operates in a single operating segment: real-time infrastructure software.

The Company maintains significant operations in the United States, with direct sales and marketing offices located in the United Kingdom, Germany and Japan. The Company does not measure revenue by geographical area, and, accordingly, no analysis has been provided. There were no significant assets maintained by the Company outside the United States as of March 31, 2002 or 2001.

Note 9 Legal Actions

The Company, certain of the Company’s directors and officers and certain investment bank underwriters have been named in a putative class action for violation of the federal securities laws in the United States District Court for the Southern District of New York, captioned “In re Talarian Corp. Initial Public Offering Securities Litigation, 01 Civ. 7474 (SAS).” The complaint against Talarian, certain of its underwriters, and certain of its former directors and officers claims that the purported improper underwriting activities were not disclosed in the registration statement for Talarian’s IPO and seeks unspecified damages on behalf of a purported class of persons who purchased Talarian securities during the time period from July 20, 2000 to December 6, 2000. On February 19, 2003, the Court issued an Opinion and Order granting the Company’s motion to dismiss certain of the claims in the complaint. A settlement proposal was conditionally accepted by the Company on June 20, 2003. The completion of the settlement is subject to a number of conditions, including Court approval. Under the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1.0 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1.0 billion and payment is required under the guaranty, Talarian would be responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention remaining under its insurance policy. The timing and amount of payments that Talarian could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment required by the insurers pursuant to the $1.0 billion guaranty. The Company’s estimated loss in connection with the proceedings is $0.5 million which represents the Company’s corporate insurance deductible which was accrued at the time of acquisition.

Note 10 Subsequent Events

On April 23, 2002, the Company was acquired by TIBCO Software Inc. and Panther Acquisition Corp., a wholly owned subsidiary of TIBCO. The total purchase price of approximately $114.5 million comprised $53.7 million in cash, the issuance of 4.4 million shares of the TIBCO’s common stock valued at $53.6 million and the assumption of 0.5 million stock options and restricted shares valued at $5.0 million for all of the outstanding capital stock of Talarian. Additional cash consideration of $0.9 million is contingent on the vesting and exercise of stock options and restricted stock. The net purchase price of approximately $114.5 million has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date.

ITEM 7	(b) – Pro Forma Financial Information

On April 23, 2002, TIBCO completed its acquisition of Talarian Corporation in a transaction accounted for as a purchase business combination. As consideration for the acquisition, TIBCO exchanged $53.7 million in cash, issued 4.4 million shares of TIBCO’s common stock valued at $53.6 million and assumed 0.5 million stock options and restricted shares with a fair value of $5.0 million for all of the outstanding capital stock of Talarian. TIBCO also incurred an estimated $2.9 million in transaction fees, including legal, valuation and accounting fees. In addition, of the total assumed stock options and restricted shares, approximately 0.2 million stock options and restricted stock were unvested and resulted in the reduction of the total consideration by $0.7 million of unearned stock-based compensation. Additional cash consideration of $0.9 million is contingent on the vesting of stock options and restricted stock and is to be recorded as compensation expense as earned. The net preliminary purchase price of approximately $114.5 million has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date.

On September 13, 2002, TIBCO completed its acquisition of PRAJA, a privately held developer of business activity monitoring software. The Company expects that the acquisition will give its customers new capabilities in directly monitoring real-time business operations against key performance indicators. The total purchase price of the acquisition, which was structured as an asset purchase transaction, was comprised of $3.2 million of cash and the assumption of $0.3 million net liabilities. The entire $3.5 million cost was allocated to goodwill.

The following unaudited pro forma condensed combined financial information gives effect to the acquisition by TIBCO of Talarian and PRAJA. The unaudited pro forma condensed combined statements of operations combine the results of operations of TIBCO, Talarian, and PRAJA for the year ended November 30, 2002, as if the acquisitions had occurred on December 1, 2001.

The pro forma adjustments are based on available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial information is not intended to represent what TIBCO’s financial position or results of operations would actually have been if the acquisitions had occurred on those dates or to project TIBCO’s financial position or results of operations for any future period. Since TIBCO, Talarian and PRAJA were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

This unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of TIBCO and Talarian. TIBCO’s historical consolidated financial statements can be found in TIBCO’s Annual Report on Form 10-K filed on January 30, 2002. Talarian’s historical consolidated financial statements can be found in TIBCO’s Registration Statement on Form S-4 filed on February 5, 2002.

Unaudited Pro Forma Combined Income Statement

(in thousands except per share amounts)

	TIBCO 12 months ended 11/30/02	Talarian 5 months ended 04/23/02	PRAJA 9 months ended 09/13/02	Pro Forma Adjustments		Pro Forma Combined
Revenue:
License revenue	$159,114	$5,586	$94			$164,794
Service and maintenance revenue	114,279	3,573	1,403			119,255

Total revenue	273,393	9,159	1,497			284,049
Cost of revenue	60,962	882	299			62,143

Gross profit	212,431	8,277	1,198			221,906

Operating expenses:
Research and development	71,026	4,475	961			76,462
Sales and marketing	126,467	3,919	261			130,647
General and administrative	21,406	6,585	486			28,477
Amortization of stock-based compensation	4,050	1,041	—	500	(a)	5,591
Acquired in-process research and development	2,400	—	—			2,400
Restructuring charges	49,336	—	—			49,336
Amortization of goodwill and acquired intangibles	24,428	599	—	200	(b)	25,227

Total operating expenses	299,113	16,619	1,708			318,140

Loss from operations	(86,682)	(8,342)	(510)			(96,234)
Other income (expense), net	16,264	400	(380)	(1,210	)(c)	15,074

Loss before income taxes	(70,418)	(7,942)	(890)			(81,160)
Provision for income taxes	(24,162)	(192)	—			(24,354)

Net loss	$(94,580)	$(8,134)	$(890)			$(105,514)

Net loss per share:
Basic and diluted	$(0.46)					$(0.51)
Weighted average common shares outstanding	205,821					207,654

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1 – Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma combined financial statements:

(a)	To record amortization of unearned stock-based compensation and compensation expense resulting from the vesting of stock options and restricted stock assumed in the merger

(b)	To record amortization of acquired intangible assets and eliminate amortization of Talarian historical goodwill and intangible assets

(c)	To record a decrease in interest income attributable to the cash merger consideration

There were no transactions between TIBCO and Talarian during the periods presented.

The unaudited pro forma combined condensed provision benefit for income taxes may not represent the amounts that would have resulted had TIBCO and Talarian filed consolidated income tax returns during the periods presented.

Note 2 — Tax Consequences

TIBCO completed its acquisition of all of the outstanding stock of Talarian by means of a forward subsidiary merger of Talarian with and into Panther Acquisition Corp. In connection with the acquisition, TIBCO and Talarian received opinions of their respective legal counsel that the acquisition qualified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, with the resulting federal income tax consequences (and subject to the qualifications) set forth in TIBCO’s Form S-4 Registration Statement filed with the Securities and Exchange Commission on February 5, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO SOFTWARE INC.

Date: December 23, 2003	By:	/s/ Christopher G. O’Meara
		Name:	Christopher G. O’Meara
		Title:	Executive Vice President, Finance and Chief Financial Officer